Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

John Bean Technologies Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-152685 and 333-152682) of John Bean Technologies Corporation of our reports dated March 2, 2015, with respect to the consolidated balance sheets of John Bean Technologies Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of John Bean Technologies Corporation.

Our report on internal control over financial reporting refers to the exclusion of certain acquired businesses from the scope of our audit of internal control over financial reporting as of December 31, 2014.

/s/ KPMG LLP

Chicago, Illinois

March 2, 2015